Exhibit 10.16

90 Washington Valley Road Bedminster, NJ 07921

Dear Mr. Wujek,

On behalf of Castle Creek Pharmaceuticals, LLC (“Castle Creek” or the “Company”), I am pleased to extend an offer of full-time employment to you with the Company as Vice President, Market Access—reporting directly to the EVP/Chief Commercial Officer.

Your start date will be on or about October 3, 2016, or as otherwise mutually agreed upon. We are excited about you joining the team at Castle Creek and hope you will accept our offer to join us in executing our growth plans for the Company.

The terms of your employment offer are outlined below:

•	You will be employed by the Company on a full-time basis, at a bi-monthly base pay of $9,792 which, when annualized, is equivalent to $235,000 per year.

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Participation (pro-rated for 2016) in the Company’s Performance Bonus Plan at a maximum of 30% of your base salary based on Company and individual achievement. Your bonus will be based on your performance meeting established individual goals and objectives to support the growth strategy of the Company, as well as the Company’s overall performance, and shall be determined by the Company’s Board of Managers. Goals will be agreed upon and established annually on both a corporate and individual basis.

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Following your start date and subject to board approval, you will be awarded 1,750 Value Appreciation Rights (or VARs) under and subject to the Company’s Amended and Restated 2015 Management Incentive Plan, pursuant to which you will be eligible to receive an amount with respect to each vested VAR (in cash, Incentive Units or some combination thereof) equal to the excess of the Fair Market Value of an Incentive Unit at the time of exercise over the exercise price of the VAR (determined as of the date of grant). The VARs will be subject to vesting at the rate of 20% of the VARs awarded on each of the first (5) anniversaries of the date of grant, subject to your continued employment with the Company on each vesting date, provided that unvested VARs will be accelerated on a “change in control” of the Company during your service with the Company. Such VARs will be subject to approval by the Committee, and will be memorialized in a Value Appreciation Right Award Agreement with these terms and such other terms as the Committee determines, and you will have no legal right to the VARs until they are approved by the Committee and evidenced in such award agreement.

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As a full-time Company employee, you will be eligible to participate in the Employee Benefit Plans which includes medical, dental and vision benefits, 75% paid by the Company, and the 401(k) and long term disability plans that the company puts in place.

•	As a full-time Company employee you will accrue paid vacation and sick leave. Vacation will accrue at a rate of 1.25 days per month, or 15 days per year.

•	You will devote all of your work time and attention to the Company, including, but not limited to, its business, operations and success.

This offer of employment, if not previously accepted by you, will expire in ten days. This offer of employment does not represent an employment contract. Just as you retain the right to resign, with or without notice or cause, Castle Creek has the same right with respect to termination of your employment. You will be an employee at will, and your employment is for no definite term, regardless of any other oral or written statement by any Castle Creek, with the exception of an express written employment contract approved by the Company’s Board of Managers.

Best Regards,

/s/ John Koconis

John Koconis

Executive Vice President and Chief Commercial Officer

Castle Creek Pharmaceuticals LLC

Offer Acceptance:

By:	/s/ Gregory F. Wujek
Name:	Gregory F. Wujek
Date:	September 27, 2016